Exhibit 99.1

INVESTORS	MEDIA
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766

or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES OFFERING OF SENIOR UNSECURED NOTES

CAMP HILL, PA, May 14, 2007 – Rite Aid Corporation (NYSE: RAD) announced today that it is planning to offer $1,220.0 million aggregate principal amount of senior unsecured notes. A portion of such notes will mature in 2015 and the balance will mature in 2017. Rite Aid intends to use the net proceeds from the offering together with borrowings of approximately $75 million under its existing senior secured credit facility, $1,105.0 million under a new $1,105.0 million term loan tranche of its existing senior secured credit facility and the issuance of 250 million shares of its common stock to fund the acquisition of the Brooks and Eckerd drugstore chains and pay related fees and expenses.

As previously announced, Rite Aid expects to close the acquisition by June 1.

The offering is subject to market and other customary conditions.

The notes due 2015 and the notes due 2017 will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. Neither series of notes has been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Rite Aid Corporation is one of the nation’s leading drugstore chains with annual revenues of approximately $17.5 billion and more than 3,330 stores in 27 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

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